EXHIBIT 23.1

consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-140539, 333-158287 and 333-169438) of our report dated March 5, 2026, with respect to the consolidated financial statements of Acorn Energy, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Marlton, New Jersey

March 5, 2026